                                                                    EXHIBIT 4.10

                                 LOAN AGREEMENT


         THIS AGREEMENT made on May 20, 1996, by and between SUN HYDRAULICS CORPORATION, a Florida corporation ("Borrower") and NORTHERN TRUST BANK OF FLORIDA, N.A. ("Lender").

                             W I T N E S S E T H :

         WHEREAS, Borrower has requested Lender to modify an existing loan outstanding from Borrower to Lender in the current principal amount of $762,169.23, and to make an additional advance to Borrower in the amount of $2,300,987.77, for a total consolidated loan amount of $3,063,157.00 ("Loan"), and Lender is willing to modify the Loan on the conditions herein and in other Loan Documents, and

         WHEREAS, the Loan is evidenced by a consolidated promissory note of even date herewith ("Note") and secured by a security agreement ("Security Agreement") encumbering personal property located in Manatee County, Florida ("Property"), and

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained and the agreement by Lender to make the Loan, the parties hereto agree as follows:

         1. REPRESENTATIONS AND WARRANTIES. To induce Lender to make the Loan, Borrower makes the following representations and warranties:

                 A. The financial information furnished to Lender in connection with Borrower's application for the Loan is complete and accurate and Borrower has no undisclosed direct or contingent liability.

                 B. Borrower is a duly organized corporation, existing and in good standing under the laws of the State of Florida, has corporate power to carry on the business in which it is engaged, and the obtaining and performing of the Loan has been duly authorized by all necessary actions of the board of directors and shareholders of the corporation under applicable law, and do not and will not violate any provisions of law or any of its organizational documents.

                 C. The obtaining and performing of the Loan do not and will not result in a breach of, constitute a default under, require any consent under, or result in the creation of any lien, charge, or encumbrance upon any property of Borrower pursuant to any instrument, order, or other agreement to which Borrower is a party or by which Borrower, any of its officers as such, or any of its property is bound.

                 D. There are no judgments, liens, encumbrances, or other security interests outstanding against Borrower or any of its property other than those disclosed to Lender in connection with Borrower's request for the Loan.

                 E. Borrower has not incurred any debts, liabilities, or obligations and has not committed itself to incur any debts, liabilities, or obligations other than those disclosed to Lender in connection with Borrower's request for the Loan or shown on the financial statements submitted to Lender.

                 F. There are no actions, suits or proceedings pending or, threatened against or affecting Borrower, the Property, or involving the validity or enforceability of the Security Agreement or the priority of the liens thereof, at law or in equity, or before or by any governmental authorities, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

         2.      AFFIRMATIVE COVENANTS. Borrower will:

                 A. Preserve and keep in force all licenses, permits, and franchises necessary for the proper conduct of its business and duly pay and discharge all taxes, assessments, and governmental charges upon Borrower or against Borrower's property before the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings.

                 B. Maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts usually carried by companies engaged in businesses similar to that of Borrower. Borrower will also exhibit or deliver such policies of insurance to Lender upon request of Lender and provide appropriate loss payable or mortgagee clauses in the insurance policies in favor of Lender, as its interest may appear, when requested by Lender.

                 C. Maintain executive personnel and management reasonably satisfactory to Lender.

                 D. Permit any representative or agent of Lender to examine and audit any or all of Borrower's books and records when requested by Lender.

                 E. Inform Lender immediately of any material adverse change in the financial condition of Borrower. Borrower will also promptly inform Lender of any litigation or threatened litigation which might substantially affect Borrower's financial condition.

                 F. Maintain Borrower's property and equipment in a state of good repair.

         3. NEGATIVE COVENANTS. Borrower will not, without prior written consent of Lender:

                 A. Assign, mortgage, pledge, encumber, grant any security interest in, or transfer any of Borrower's assets, whether now owned or hereafter acquired, except in the ordinary course of Borrower's business.

                 B. Enter into any merger or consolidation, or sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired.

                 C.       Change the name in which it does business.

                 D. Move its principal place of business without giving written notice thereof to Lender at least 30 days prior thereto.

                 E.       Enter into any asset sale/leaseback arrangement.

                 F. Cause or permit any change in management of Borrower's operations.

         4. FINANCIAL COVENANTS. Borrower agrees to comply with all of the following covenants. In calculating and determining compliance with the financial covenants set forth below, Borrower shall follow and comply with generally accepted accounting principles applied on a consistent basis:

                 A. Borrower shall furnish to Lender (i) within 90 days after the close of each fiscal year an annual consolidated profit and loss statement and balance sheet on Borrower audited by an independent certified public accountant who is satisfactory to Lender, and consolidated financial statements prepared by Borrower; (ii) within 30 days after filing each year, an executed copy of Borrower's Federal income tax return, and if any extensions have been filed, copies of each Extension Notice shall be furnished to Lender within 30 days of filing; and (iii) such other information reflecting the financial condition of Borrower as Lender may request from time to time.

                 B. Borrower shall maintain Borrower's net working capital ("Net Working Capital") in an amount not less than $1,300,000.00 and a current ratio ("Current Ratio") of not less than 1.2:1.0 at all times during the term of this Agreement. For the purposes of this Agreement, Net Working Capital shall mean the excess of Borrower's current assets over current liabilities, which shall be determined in accordance with generally accepted accounting principles as consistently applied in the preparation of Borrower's previous financial statements, and Current Ratio shall mean the quotient of current assets divided by current liabilities.

                 C. Borrower shall maintain Borrower's tangible net worth ("Tangible Net Worth") in an amount not less than $9,000,000.00 for fiscal year 1996, and increase the minimum level of Borrower's Tangible Net Worth to the following levels as of December 31, for each of the following fiscal years: (i) $11,000,000 minimum Tangible Net Worth by December 31, 1996; (ii) $10,875,000 minimum Tangible Net Worth by December 31, 1997 [Lender acknowledges that this is a decrease over the previous fiscal year minimum level]; (iii) $12,775,000 minimum Tangible Net Worth by December 31, 1998; (iv) $13,270,000 minimum Tangible Net Worth by December 31, 1999; and (v) $16,875,000 for fiscal years 2000 through 2006, inclusive. For the purposes of this Agreement, Tangible Net Worth shall mean (i) the aggregate amount of assets shown on the balance sheet of Borrower at any particular date (but excluding from such assets capitalized organization and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, amounts due from officers, directors, stockholders and affiliates, and such other assets as are properly classified "intangible assets" under generally accepted accounting principles) less (ii) liabilities at such date, all computed in accordance with generally accepted accounting principles applied on a consistent basis.

                 D. Borrower shall maintain Borrower's ratio of total Liabilities to Tangible Net Worth throughout the term of the Loan at a maximum of 2.5:1. For purposes of this Agreement, the term "Liabilities" shall be computed in accordance with generally accepted accounting principles.

                 E. Borrower shall maintain Borrower's fixed asset coverage ratio ("Fixed Asset Coverage") throughout the term of the Loan at a minimum of 2.5:1.0. For purposes of this Agreement, the term "Fixed Asset Coverage" shall be computed as follows: Earnings before interest and taxes, plus depreciation, all divided by interest expense plus current maturities of long term debt and capitalized leases.

                 F. Borrower shall maintain Borrower's debt service coverage ("Debt Service Coverage") ratio throughout the term of the Loan at a minimum of 1.45:1 on a calendar year basis for all operations of Borrower, computed as follows: net profits plus interest, plus depreciation, all divided by interest plus current maturities of long term debt and capitalized leases.

                 G. Borrower will not make any loans or advances to any stockholder of Borrower; except that Borrower may make annual distributions to its stockholders which do not exceed the total of all Federal income tax liability of the individual shareholders of Borrower which is the direct result of the pass-through of gains or losses from Borrower to the shareholders, plus $500,000.00.

                 H. Borrower will not cause or permit Borrower's capital expenditures to exceed $5,000,000.00 per fiscal year.

                 I. Borrower will not incur any debt, execute any guarantees, assume of any debt, or endorse any obligation, whether secured or unsecured; except, however, that Borrower may incur unsecured trade debt with vendors in the ordinary course of Borrower's business, on terms not to exceed sixty (60) days, and that Borrower may guarantee up to a maximum of $8,000,000.00 of debt incurred by non-U.S. affiliates of Borrower.

                 J. Borrower will not make any investments or contributions of capital for any purpose other than: (a) short term money market investments, (b) extensions of credit to purchasers of Borrower's products, creating accounts receivable in the normal course of business, (c) extensions of credit to officers and employees of Borrower, subject to the approval of Lender, provided that the amount of indebtedness of any single officer or employee shall not exceed $50,000.00, and further provided that the copies of the notes evidencing such indebtedness shall be furnished to Lender, and (d) capital contributions of up to $1,500,000.00 to SunOpTech Ltd.

         5. EVENTS OF DEFAULT. The Lender shall have the option to declare the entire unpaid balance due on the Loan without notice of any kind,if any of the following events occur:

                 A. Any payment of principal or interest on the Loan is not made within fifteen (15) days after payment is due.

                 B. Any other default occurs under the Note, Security Agreement, this Agreement or any other document executed by Borrower in connection with the Loan, which is not cured within the cure period provided in such document, if any.

                 C. Any provision of the Note, Security Agreement, this Agreement, or any other document executed or furnished in connection with the Loan, proves to be untrue or misleading in any material respect.

                 D. Any warranty, representation, or statement made or furnished the Lender by Borrower in connection with the Loan and this Agreement (including any warranty, representation, or statement in the Borrower's financial statement(s)) or to induce the Lender to extend the Loan, is untrue or misleading in any material respect.

                 E. Any default occurs under any agreement now or hereafter existing between Borrower and any other creditor which default is not corrected within the cure period provided in such agreement, if any; provided, however, that if such default occurs, and the amount claimed against Borrower is $50,000.00 or less, and Borrower has, in good faith, disputed the claim and is actively contesting the claim pursuant to appropriate proceedings, then such default shall not constitute a default hereunder, unless and until Borrower ceases to actively contest the claim or a judgment, holding or award for the claim is entered against Borrower.

                 F. Any voluntary or involuntary bankruptcy, reorganization, insolvency, arrangement, receivership, or similar proceeding is commenced by or against Borrower under any federal or state law, or Borrower makes any assignment for the benefit of creditors.

                 G. Borrower suffers or permits any lien, encumbrance, or security interest to arise or attach to any of its property, or any judgment is entered against Borrower that is not satisfied or appealed within 30 days.

                 H. Any interest in Borrower, whether held directly or indirectly, is sold, assigned or transferred so as to cause the majority ownership interest or control of Borrower to be held by persons other than Robert Koski and the members of his immediate family.

         6. REMEDIES UPON DEFAULT. Upon the occurrence, or the discovery by Lender of the occurrence, of any of the foregoing events, circumstances, or conditions of default, Lender shall have, in addition to its option to accelerate to maturity the full unpaid balance of the Loan, all of the rights and remedies under applicable law, and in addition shall have the following specific rights and remedies:

                 A. To exercise Lender's right of set-off against any account, fund, or property of any kind, tangible or intangible, belonging to Borrower which shall be in Lender's possession or under its control.

                 B. To cure such defaults, with the result that all costs and expenses incurred or paid by Lender in effecting such cure shall be additional charges on the Loan, shall bear interest at the highest rate permitted by law, and shall be payable upon demand.

         7. ATTORNEYS' FEES AND COSTS. Borrower promises and agrees to pay all costs of collection and attorneys' fees, including fees for appellate proceedings, bankruptcy proceedings or otherwise, incurred or paid by Lender in enforcing this Agreement or preserving any right or interest of Lender hereunder.

         8. WAIVER. No failure or delay on the part of Lender in exercising any power or right hereunder, and no failure of Lender to give Borrower notice of a default hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of this Agreement or any instrument executed pursuant hereto or consent to any departure by Borrower from this Agreement or such instrument shall in any event be effective unless the same shall be in writing, and such waiver or consent shall be effective only in the specific instance and for the particular purpose for which given.

         9. BENEFIT. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns. Lender may assign this Agreement in whole or in part. Borrower may not assign this Agreement or its obligations hereunder without Lender's written consent.

         10. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, and any litigation arising out of or relating to this Agreement or the Loan shall be commenced and conducted in the courts of the State of Florida or in the federal courts of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement on the day and year first above written.

                                           SUN HYDRAULICS CORPORATION, a Florida
                                           corporation

                                           By: /s/  Clyde G. Nixon
                                              ---------------------------------
                                               Clyde G. Nixon
                                               As its President

                                                            BORROWER

                                            NORTHERN TRUST BANK OF FLORIDA, N.A.

                                            By: /s/  Terence E. McGannon
                                               --------------------------------
                                               Terence E. McGannon
                                               As its Vice President

                                                            LENDER